Exhibit (h)(3)

KKR CREDIT OPPORTUNITIES PORTFOLIO

FORM OF SHAREHOLDER SERVICING PLAN AND AGREEMENT

This Shareholder Servicing Plan and Agreement (the “Plan”) is adopted by KKR Credit Opportunities Portfolio (the “Fund”) with respect to each class of shares of beneficial interest listed on Exhibit A hereto (“Shares”) and is entered into by the Fund and KKR Capital Markets LLC, the principal underwriter to the Fund (“Distributor”), subject to the following terms and conditions. The Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).

Section 1. Service Arrangements.

Distributor or the Fund may enter into a shareholder servicing agreement (“Servicing Agreement”), substantially in the form attached hereto as Appendix A, with each financial intermediary that purchases Shares. Each Servicing Agreement will require the financial intermediary to provide support services to its customers (“Customers”) who are the beneficial owners of Shares. Such services may include, without limitation: (i) assisting Customers in changing dividend options, account designations and addresses; (ii) providing information periodically to Customers showing their position in Shares; (iii) arranging for bank wires; (iv) receiving, aggregating and processing shareholder orders and repurchase requests; (v) responding to Customer inquiries regarding account status and history, the manner in which purchases of Shares and repurchase requests may be made and other matters; (vi) forwarding communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, repurchase notices, distribution and tax notices) to Customers; (vii) providing the necessary personnel and facilities to establish and maintain shareholder accounts and records; and (viii) such other similar services as the Fund or a Customer may reasonably request from time to time, to the extent the financial intermediary is permitted to perform such services under Federal and state statutes, rules and regulations.

Section 2. Compensation.

The Fund will pay Distributor a fee (the “Service Fee”) that Distributor will pay to each financial intermediary which has entered into a Servicing Agreement for the services provided by the financial intermediary. The Distributor shall make such payments to financial intermediaries only after, for so long as and to the extent that it receives the Service Fee from the Fund. In no event shall a Service Fee be made to finance any activity primarily intended to result in the sale of the Shares. The Service Fee will be calculated daily and paid monthly by the Fund up to the annual rates, as set forth in Exhibit A, of the average daily net asset value of the Fund’s Shares held by a financial intermediary that has entered into a Servicing Agreement.

Section 3. Approval by Board of Trustees.

This Plan will not take effect until approved by a majority of both (i) the full Board of Trustees of the Fund and (ii) those Trustees who are not “interested persons” of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan (the “Disinterested Trustees”).

Section 4. Continuance of the Plan.

The Plan will continue in effect from year to year so long as such continuance is specifically approved annually by the Board of Trustees in accordance with the procedure specified in Section 3 above.

Section 5. Termination.

The Plan may be terminated at any time, without penalty, by vote of a majority of the Disinterested Trustees.

Section 6. Amendment.

The Plan may be amended from time to time by the Board of Trustees of the Fund, provided, however, that all material amendments of the Plan must be approved in accordance with the procedures specified in Section 3 above.

Section 7. Shareholder Voting.

To the extent that matters pertaining to the Plan or to the Shares are submitted to shareholders for approval, only the holders of Shares shall be entitled to vote thereon.

Section 8. Reports to the Trustees and Records.

(a)

While the Plan is in effect, Distributor or the Fund, as appropriate, shall provide to the Fund’s Board of Trustees, at such times as the Board of Trustees shall request and in no event less frequently than quarterly, and the Board of Trustees shall review, a written report of the amounts expended by Distributor or the Fund, as appropriate, under Servicing Agreements with financial intermediaries and the purposes for which such expenditures were made.

(b)

The Fund shall preserve copies of the Plan and any Servicing Agreements, any other agreements relating to the Plan and any reports made pursuant to Section 8(a) above for a period of not less than six years from the date of the Plan, each Servicing Agreement, agreement or report, the first two years in an easily accessible place.

Section 9. Limitation of Liability of the Trustees and Shareholders of the Fund.

The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligation of the Fund under this Plan, and Distributor agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Fund in settlement of such right or claims, and not to such Trustees or shareholders.

Section 10. Governing Law.

This Plan shall be construed in accordance with the laws of the State of New York and the Act. To the extent the applicable laws of the State of New York conflict with the applicable provisions of the Act, the latter shall control.

Section 11. Effective Date.

The Plan will become effective as of April 2, 2020.

KKR CREDIT OPPORTUNITIES PORTFOLIO

By:
Name:
Title:

KKR CAPITAL MARKETS LLC

By:
Name:
Title:

Exhibit A

Class	Maximum Service Fee
Class T	0.25%
Class D	0.25%
Class U	0.25%

Appendix A

KKR CREDIT OPPORTUNITIES PORTFOLIO

SHAREHOLDER SERVICING AGREEMENT

KKR Capital Markets LLC (the “Firm”), as principal underwriter to KKR Credit Opportunities Portfolio (the “Fund”), and the counterparty named below, as may be amended from time to time (the “Financial Intermediary”) wish to enter into an agreement (“Agreement”) pursuant to which the Financial Intermediary will provide services to certain shareholders of, and administer certain shareholder accounts in, shares of the Fund (“Shares”).

In consideration of the mutual covenants herein contained, it is agreed by and between the Firm and the Financial Intermediary as follows:

Section 1. Services to Be Provided.

The Financial Intermediary will provide shareholder and administrative services for its customers (“Customers”) who own Shares. Such services may include, without limitation: (i) assisting Customers in changing dividend options, account designations and addresses; (ii) providing information periodically to Customers showing their position in Shares; (iii) arranging for bank wires; (iv) receiving, aggregating and processing shareholder orders and repurchase requests; (v) responding to Customer inquiries regarding account status and history, the manner in which purchases of Shares and repurchase requests may be made and other matters; (vi) forwarding communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, repurchase notices, distribution and tax notices) to Customers; (vii) providing the necessary personnel and facilities to establish and maintain shareholder accounts and records; and (viii) such other similar services as the Fund or a Customer may reasonably request from time to time, to the extent the financial intermediary is permitted to perform such services under Federal and state statutes, rules and regulations.

Section 2. Financial Intermediary as Agent for Its Customers.

The Financial Intermediary agrees that, in all activities covered by this Agreement, the Financial Intermediary will act as agent for its Customers; it is not authorized to act as agent for the Firm or the Fund. This Agreement shall not make either party the legal representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

Section 3. Information Concerning the Fund and the Shares.

The Financial Intermediary agrees that neither it nor any of its employees or agents are authorized to make any representation concerning the Shares or the Fund, except those contained in the then-current Prospectus and Statement of Additional Information for the Fund, copies of which will be supplied by the Fund in reasonable quantities upon request, or in other material approved in writing by the Firm.

Section 4. Compensation.

The Firm will pay the Financial Intermediary a fee (the “Service Fee”) for its services in connection with the Shares beneficially owned by its Customers. In no event shall a Service Fee be made to finance any activity primarily intended to result in the sale of the Shares of the Fund. The Service Fee will be calculated daily and paid monthly by the Firm, and will not exceed the annual rates, as set forth in Exhibit A, of the average daily net asset value of the Shares held by the Financial Intermediary for its Customers. The Firm shall pay the Service Fee only after, for so long as and to the extent that it receives the Service Fee from the Fund. For purposes of calculating the fee payable to the Financial Intermediary, the average daily net asset value of the Shares will be calculated in accordance with the procedure set forth in the Fund’s then current Prospectus and Statement of Additional Information. The Financial Intermediary agrees that no trustee, officer or shareholder of the Fund, nor the Fund’s investment adviser, shall be liable for the performance of the Firm’s obligations hereunder or for the Service Fee.

Section 5. Right to Suspend Sales.

The Firm and the Fund reserve the right, at their discretion, to suspend the sale of Shares of the Fund or withdraw the Shares from sale.

Section 6. Other Duties of the Financial Intermediary.

(a)

The Financial Intermediary agrees to provide the Firm and the Fund such information relating to its services hereunder as may be required to be maintained by the Firm and the Fund under applicable regulatory and self-regulatory agencies or authorities, and to cooperate with the Firm in providing information to the Fund and its Board of Trustees with respect to amounts expended and services provided under this Agreement.

(b)

In the event an issue pertaining to the Shares is submitted for shareholder approval, the Financial Intermediary will vote any Shares held for its own account, or over which it otherwise has discretion to vote, in the same proportions as the votes cast by those Shares held for its Customer’s accounts for which instructions have been received from the beneficial owners or other persons entitled to vote.

Section 7. Representations of Financial Intermediary.

(a)

The Financial Intermediary represents and warrants that its Customers are aware of and have agreed to the arrangements provided for in this Agreement and that the compensation payable to the Financial Intermediary hereunder, together with any other compensation payable to the Financial Intermediary in connection with the investment of their assets in the Shares, will be properly disclosed by the Financial Intermediary to its Customers and authorized by them.

(b)

The Financial Intermediary represents and warrants that, in providing services hereunder, it will act in accordance with Federal and state law, and rules and regulations thereunder, applicable to it and its Customer’s accounts.

Section 8. Indemnification.

(a)

The Financial Intermediary will indemnify and hold the Firm and the Fund harmless from any claim, demand, loss, expense or cause of action resulting from the willful misfeasance, bad faith, or gross negligence of the Financial Intermediary, its agents or employees, in carrying out the Financial Intermediary’s obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

(b)

The Firm will indemnify and hold the Financial Intermediary harmless from any claim, loss, expense or cause of action resulting from the willful misfeasance, bad faith, or gross negligence, as measured by industry standards, of the Firm, its agents or employees, in carrying out the Firm’s obligations under this Agreement.

Section 10. Duration of Agreement.

This Agreement will continue in effect for one year from its Effective Date, and thereafter will continue automatically for successive annual periods; provided, however, that the Agreement is subject to termination as provided below.

Section 11. Amendment and Termination of the Agreement.

This Agreement may only be amended upon written agreement of the parties. This Agreement will terminate automatically upon termination of (a) the Shareholder Servicing Plan applicable to the Fund in accordance with its terms, provided that all amounts due and payable to the Financial Intermediary as of the date of termination of the Shareholder Servicing Plan shall be paid in accordance with the provisions of this Agreement or (b) the Distribution Agreement by and between the Firm and the Fund. Either party to the Agreement may terminate the Agreement, without cause or penalty, by giving the other party at least thirty (30) days’ written notice of its intention to terminate.

Section 12. Effective Date.

This Agreement will become effective on the date set forth below.

Section 13. Notices.

All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery (with a confirming copy by mail). All notices to the Firm shall be given or sent to its offices located at 9 West 57th Street, 41st Floor, Suite 4160, New York, NY 10019, with a copy to the Fund c/o KKR Credit Advisors (US) LLC, 555 California Street, 50th Floor, San Francisco, California 94104, ATTN: General Counsel. All notices to the Financial Intermediary shall be given or sent to it at the address specified by it below. Either party may change the address to which notices shall be sent by giving notice to the other party in accordance with this Section 13.

Section 14. Miscellaneous.

(a)

This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof, and the Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the Act, the latter shall control.

(b)	The captions in this Agreement are included for convenience of reference only and in no way defined or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

(c)

In the case that any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Please return two signed copies of this Agreement to the Firm. Upon acceptance by the Firm, one countersigned copy will be returned to you for your files.

Name of Financial Intermediary:

Address:

By:
Authorized Representative

(Name and Title; please print or type)

ACCEPTED AND AGREED:

KKR CAPITAL MARKETS LLC

By:
Name:
Title:
Dated:

Exhibit A

Class	Maximum Service Fee
Class T	0.25%
Class D	0.25%
Class U	0.25%